Exhibit 10.1

VIRGINIA STATUTORY NOTICE UNDER SECTION 8.01-433.1

THIS AGREEMENT CONTAINS A CONFESSION OF JUDGMENT PROVISION WHICH CONSTITUTES A WAIVER OF IMPORTANT RIGHTS YOU MAY HAVE AS A DEBTOR AND ALLOWS THE CREDITOR TO OBTAIN A JUDGMENT AGAINST YOU WITHOUT ANY FURTHER NOTICE

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made and entered into as of the 11th day of August, 2008, by and between (i) EAGLE BANCORP, INC., a Maryland corporation, having a mailing address of 7815 Woodmont Avenue, Bethesda, Maryland  20814 (the “Borrower”), and (ii) UNITED BANK, a Virginia banking corporation, having offices at 2071 Chain Bridge Road, Vienna, Virginia  22182 (the “Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower has applied to the Lender for a loan and other financial accommodations (collectively, the “Loan”), the proceeds of which the Borrower desires to use for working capital purposes, to finance capital contributions to its banking subsidiary known as EagleBank, a Maryland banking corporation (the “Operating Subsidiary”) and its subsidiary known as Eagle Commercial Ventures, LLC, a Maryland limited liability company (“Eagle Commercial Ventures”), and to finance Lender-approved transaction costs and expenses relating to the Loan; and

WHEREAS, pursuant to that certain commitment letter dated July 3, 2008 and revised July 14, 2008 (the “Commitment Letter”), issued by the Lender to the Borrower, the Lender has agreed to make the Loan available to the Borrower, and the parties hereto desire to confirm certain of their agreements and understandings with respect to the Loan, as hereinafter provided.

NOW, THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Lender agree as follows:

1.  Loan Amount.  The aggregate advances outstanding under the Loan shall be in the maximum principal amount (the “Principal Amount”) of Twenty Million and No/100 Dollars ($20,000,000.00), which amount is hereinafter referred to as the “Commitment Amount”, and shall be evidenced by a certain Promissory Note dated as of the date hereof (together with all renewals, increases, extensions, modifications, replacements and substitutions thereof or therefor, the “Note”), made by the Borrower and payable to the order of the Lender, in the Principal Amount, and bearing interest and being payable in accordance with the terms and conditions therein set forth.  All sums advanced in connection with the Loan shall be deemed to be advanced under the Note.  This Agreement, the Note, the Stock Security Agreement (hereinafter defined), any swap agreements (as defined in 11 U.S.C. Section 101) and other interest rate protection agreements and all other documents, instruments or materials now or hereafter executed, issued or delivered in connection with the Loan, as the same may be modified or amended from time to time, are collectively referred to herein as the “Loan Documents”.

2.  Use of Loan Proceeds.  The proceeds of the Loan (the “Loan Proceeds”) shall be used solely by the Borrower for the purposes described in the Recitals to this Agreement.  The Loan Proceeds shall not be used for any other purpose whatsoever without the prior written consent of the Lender.

3.  Collateral/Security. To secure the payment and performance of any and all obligations and/or liabilities of the Borrower to the Lender under this Agreement, the Note, the Stock Security Agreement, any other Loan Document or otherwise relating to the Loan (including any obligations pursuant to swap agreements (as defined in 11 U.S.C. Section 101), or other interest rate protection agreements), whether now existing or hereafter created or arising, direct or indirect, matured or unmatured, and whether absolute or contingent, joint, several or joint and several, and no matter how the same may be evidenced (all of the foregoing being collectively referred to herein as the “Obligations”), the Borrower has executed and delivered a certain Stock Security Agreement (the “Security Agreement”) dated the date hereof, pursuant to which the Borrower has granted and conveyed to the

Lender a first lien security interest in and to all of the Borrower’s right, title and interest in and to the issued and outstanding capital stock of the Operating Subsidiary.

4.  Loan Disbursement/Repayment.

(a)  Subject to the satisfaction of the conditions and terms of this Agreement and the other Loan Documents, the Loan Proceeds shall be disbursed from time to time in accordance with the terms and provisions of this Agreement.  So long as no Event of Default (hereinafter defined) shall have occurred and be continuing, and no act, event or condition shall have occurred or be continuing which with notice or the lapse of time, or both, shall constitute an Event of Default, and subject to the terms and provisions of this Agreement, the Lender shall advance the Loan Proceeds to the Borrower promptly following the Borrower’s request therefor and in any event within one (1) Business Day (as hereinafter defined).  Requests for advances shall be in the form attached as Exhibit 1 hereto.  The Borrower may borrow, repay and re-borrow proceeds of the Loan in accordance with the terms of this Agreement.  However, the Lender shall have no obligation to make any disbursement of Loan Proceeds from and after the Conversion Date (as defined in the Note).  For purposes hereof, “Business Day” shall mean any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in the Commonwealth of Virginia.

(b)  The principal amount of the Loan, together with accrued and unpaid interest thereon and all other sums due thereunder, shall be repaid in accordance with and pursuant to the terms of the Note.

5.  Certain Fees.

(a)  Unused Fee.  In addition to amounts payable pursuant to this Agreement and the Note, the Borrower agrees to pay to the Lender an annual unused fee (the “Unused Fee”).  The amount of the Unused Fee shall be determined by multiplying ten (10) basis points against the difference between (x) the Commitment Amount, and (y) the average daily outstanding principal balance of the Loan during the applicable calendar quarter, but prior to the Conversion Date; it being understood and agreed that the Unused Fee shall only be due and payable for all or any portion of a calendar quarter during which Loan Proceeds are available to be drawn by the Borrower pursuant to the terms hereof.  The Unused Fee shall be calculated on the basis of the actual number of days elapsed and a three hundred sixty (360) day year, and shall be payable in arrears, with payments commencing on September 30, 2008, and continuing on the last Business Day of each and every calendar quarter thereafter.

(b)  Out-of-Pocket Fees and Expenses.  The Borrower shall be liable for and shall timely pay all out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses of counsel for the Lender, and of other special and local counsel and other experts, if any, engaged by the Lender, as well as the reasonable attorneys’ fees incurred by the Lender in or with respect to any bankruptcy proceeding of the Borrower or any other obligor under the Loan) from time to time incurred by the Lender in connection with the preparation, execution, negotiation, closing, administration and/or modification of, preservation of rights in and enforcement of this Agreement, the other Loan Documents and the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, the Borrower shall be liable for all of the Lender’s out-of-pocket costs and expenses associated with any and all amendments, waivers and/or consents relating to the Loan.

6.  Conditions Precedent To Loan Advance.

Without limiting any other conditions to advance set forth in this Agreement, the Lender’s obligation to make the initial disbursement of the Loan Proceeds shall be subject to the fulfillment of the following conditions:

(a)  Representations and Warranties.  The Borrower’s representations and warranties shall be true and correct as of the date of disbursement of any Loan Proceeds.

(b)  Required Consents; Loan Documents.  Except as otherwise expressly set forth in this Agreement, the Borrower shall have obtained all required consents of third parties and shall have executed and delivered this Agreement, the Note and all other Loan Documents to the Lender, as applicable, including without limitation, the Stock Security Agreement, granting to the Lender a security interest in all of the Borrower’s right, title and interest in and to all of the capital stock of the Operating Subsidiary as security for the Loan, together with irrevocable stock powers executed in blank with respect to such shares of stock, and the original certificates representing such shares of stock.

(c)  Opinion of Counsel.  The Borrower shall have caused an opinion of counsel with respect to the Borrower, in form and substance reasonably satisfactory to the Lender, to be delivered to the Lender, including such matters relating to the regulatory aspects of the Loan as the Lender may request.

(d)  Insurance.  The Lender shall have received evidence of the Borrower’s compliance with the insurance requirements set forth in this Agreement and the other Loan Documents.

(e)  No Defaults or Material Adverse Changes.  The Borrower shall not be in default with respect to any of the provisions of this Agreement or the other Loan Documents, and no material adverse change shall have occurred in the condition (financial or otherwise) of the Borrower or the Operating Subsidiary since the date of the most recent financial statements submitted by the Borrower to the Lender in connection with the Loan.

(f)  Property Debts.  The Lender shall have received, in form and substance reasonably satisfactory to the Lender in all respects, a payoff letter or fully executed lien release documents issued by the holder(s) of any and all indebtedness secured by the capital stock of the Operating Subsidiary.

(g)  Fees and Expenses.  The Borrower shall have paid all fees, costs and expenses relating to the Loan, including, without limitation, all of the Lender’s reasonable legal fees and expenses and all costs and expenses associated with third party reports prepared with respect to the Loan.

(h)  Organizational Documents.  The Borrower shall have provided copies of the organizational documents of the Borrower and the Operating Subsidiary, as amended to the date hereof, and shall have delivered to the Lender such other documents, instruments, certificates of good standing, foreign qualification certificates, resolutions, UCC financing statements, certifications and agreements as the Lender may reasonably request, each in such form and content and from such parties as the Lender shall reasonably require.

(i)  Full Compliance with Commitment Letter.  The Borrower shall have provided evidence of its full compliance with all of the terms and conditions of the Commitment Letter.

Without limiting any other condition to the disbursement of Loan Proceeds set forth in this Agreement or any other Loan Document, the Lender’s obligation to make any advance or disbursement of Loan Proceeds at any time during the term of the Loan (and any extension or renewal thereof) shall be subject to the Borrower’s fulfillment of the conditions set forth in clauses (a) and (e) above, of this Section 6.

7.  Representations and Warranties.  The Borrower represents and warrants as follows:

(a)  Existence and Qualification; Power.  The Borrower is a duly organized corporation and the Operating Subsidiary is a duly organized Maryland banking company, in each case validly existing and in good standing under the laws of the State of Maryland.  Each of the Borrower and the Operating Subsidiary has the lawful power to own its properties and engage in the business it conducts, and is duly qualified and in good standing as a foreign corporation in the jurisdictions where the nature of its business or the location of its property makes such qualification necessary.  Neither the Borrower nor the Operating Subsidiary is organized or incorporated under the laws of any other jurisdiction.  The Borrower has all necessary power and authority to execute, deliver and perform its obligations set forth in this Agreement and the other Loan Documents and has taken all corporate action necessary to authorize the execution and delivery thereof;

(b)  Enforceability.  This Agreement, the Note and the other Loan Documents constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditor’s rights generally and by general principles of equity;

(c)  Noncontravention.  The execution and delivery of this Agreement and the other Loan Documents by the Borrower, and the performance by the Borrower of its obligations set forth herein or in any other Loan Document, do not and will not (immediately, with the passage of time, the giving of notice, or both) (i) violate the articles of incorporation or bylaws of the Borrower, or any law, ordinance, statute, rule, regulation, order, injunction, writ or decree of any government or political subdivision or agency, or any court or similar entity (“Laws”), or result in a default under any material contract, agreement or instrument to which the Borrower is a party or by which the Borrower or any of its property is bound; or (ii) result in the creation or imposition of any security interest in, or lien or encumbrance upon, any of the assets of the Borrower, except in favor of the Lender;

(d)  Consents.  The execution and delivery of this Agreement and the other Loan Documents by the Borrower, and the performance by the Borrower of its respective obligations set forth herein or in any other Loan Document, do not require the consent or approval of any person or entity which has not already been obtained;

(e)  No Violations of Law.  Neither the Borrower nor the Operating Subsidiary is in violation of any applicable Laws, except for such violations which could not reasonably be expected to have a material adverse effect; neither the Borrower nor the Operating Subsidiary has failed to obtain any material license, permit, franchise or other governmental authorization necessary to the ownership of its properties or to the conduct of its business, and each of the Borrower and the Operating Subsidiary has (i) conducted its business and operations in compliance with all applicable Laws, except for such failures or non-compliance which could not reasonably be expected to have a material adverse effect, (ii) complied and is complying with all requirements, made all applications, and submitted all reports required by The Bank Holding Company Act of 1956, as amended, and any regulations or ruling issued in connection therewith, and the transaction contemplated hereby will not violate any such statutes, rules, rulings, or regulations nor will the consummation of said actions and transactions cause Borrower to be in violation thereof, and (iii) as required, received all governmental approvals necessary for the consummation of the transactions described herein, including the approval of the Federal Reserve Bank;

(f)  No Default.  Neither the Borrower nor the Operating Subsidiary is in default under any material agreement to which it is a party or by which any of its properties may be bound, and is not in default with respect to any existing indebtedness due third persons involving amounts in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00);

(g)  Payment of Taxes and Assessments.  Each of the Borrower and the Operating Subsidiary has filed all federal, state and local tax returns and other reports required by any Laws to be filed, has paid or caused to be paid all taxes, assessments and other governmental charges that are due and payable, and has made adequate provision for the payment of such taxes, assessments or other charges accruing but not yet payable.  The Borrower has no knowledge of any deficiency or additional assessment in connection with any taxes, assessments or charges not provided for on its or the Operating Subsidiary’s books;

(h)  Accuracy of Submitted Information; Omissions.  No representation or warranty by the Borrower contained in this Agreement or in any certificate or other document furnished by the Borrower pursuant to this Agreement or any document or financial statements submitted to obtain credit under this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make such representation or warranty not materially misleading in light of the circumstances under which it was made.  The Borrower is not aware of any fact which has not been disclosed to the Lender in writing which materially adversely affects, or so far as the Borrower can now reasonably foresee, could reasonably be expected to materially adversely affect, the properties, business, profit or condition (financial or otherwise) of the Borrower or the Operating Subsidiary, or the ability of the Borrower to perform its obligations under this Agreement or any other Loan Document;

(i)  Environmental Matters.  Each of the Borrower and the Operating Subsidiary has obtained all necessary Federal, state and local environmental permits necessary for the business and use of its real property interests.  Each of the Borrower and the Operating Subsidiary is also in compliance, in all material respects, with the terms and conditions of all of its environmental permits, if any.  Each of the Borrower and the Operating Subsidiary is in compliance with all applicable Federal, state and local environmental statutory and regulatory requirements.  There are no pending environmental civil, criminal or administrative proceedings against the Borrower or the Operating Subsidiary, or against any of their respective real property, and the Borrower knows of no threatened civil, criminal or administrative proceeding against the Borrower, the Operating Subsidiary or any of their respective real property relating to environmental matters or circumstances that may give rise to any such future proceedings;

(j)  Financial Information.  All liabilities of the Borrower and the Operating Subsidiary, fixed or contingent, are fully shown in the most recent financial statements provided by the Borrower to the Lender.  There has been no material adverse change in the business, property or condition (financial or otherwise) of the Borrower or the Operating Subsidiary since December 31, 2007, and all financial statements and information delivered to the

Lender are true and accurate in all material respects, and are not misleading in any respect.  Each of the Borrower and the Operating Subsidiary has good and marketable title to all of its assets reflected in such financial statements, except as expressly stated therein;

(k)  Litigation and Proceedings.  No action, suit or proceeding against or affecting the Borrower, the Operating Subsidiary or any of their respective assets is presently pending, or to the knowledge of the Borrower, threatened, in any court, before any governmental agency or department, or before any arbitration board or tribunal and is not fully covered by insurance, subject to any applicable deductible.  Neither the Borrower nor the Operating Subsidiary is in default with respect to any order, writ, injunction or decree of any court, governmental authority or arbitration board or tribunal.  There are no actions or proceedings pending, or to the Borrower’s knowledge, threatened against the Borrower, the Operating Subsidiary and/or any of their respective property, at law or in equity, or by or before any governmental instrumentality or agency which could reasonably be expected to affect the validity or priority of the Loan Documents or the ability of the Borrower to fulfill its obligations under the Loan Documents;

(l)  Compliance with ERISA.

(i)  The present value of all benefits vested under all “employee pension benefit plans”, as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 (“ERISA”), from time to time (individually, a “Pension Plan” and collectively, the “Pension Plans”) maintained by the Borrower and/or the Operating Subsidiary did not, as of December 31, 2007, exceed the value of the assets of the Pension Plans allocable to such vested benefits;

(ii)  No Pension Plan, trust created thereunder or other person dealing with any Pension Plan has engaged in a non-exempt transaction proscribed by Section 406 of ERISA or a non-exempt “prohibited transaction”, as such term is defined in Section 4975 of the Internal Revenue Code;

(iii)  No Pension Plan or trust created thereunder has been terminated within the last three (3) years, and there have been no “reportable events” (as such term is defined in Section 4043 of ERISA and the regulations thereunder) with respect to any pension plan or trust created thereunder after June 30, 1974; and

(iv)  No Pension Plan or trust created thereunder has incurred any “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Internal Revenue Code) as of the end of any plan year, whether or not waived, since the effective date of ERISA; and

(m)  Patriot Act.  Neither the Borrower, nor the Operating Subsidiary, and to the best of the Borrower’s knowledge, any of their respective brokers or other agents acting or benefiting in any capacity in connection with the Loan is a Prohibited Person (hereinafter defined).  Neither the Borrower, nor the Operating Subsidiary (i) has conducted or will conduct any business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) any property or interests in property blocked pursuant to the Executive Order (hereinafter defined); or (iii) has engaged or will engage in or has conspired or will conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order or the Patriot act (hereinafter defined).  The Borrower covenants and agrees to deliver to the Lender any certification or other evidence requested from time to time by the Lender in its sole discretion, confirming the Borrower’s and each Guarantor’s compliance with this section.  For the purposes hereof, “Prohibited Person”  shall mean any person or entity:  (i) listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”); (ii) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to or is otherwise subject to the provisions of the Executive Order; (iii) with whom the Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order; (iv) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; (v) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or at any replacement website or other replacement official publication of such list; or (vi) who is an affiliate of a person or entity listed above.  For the purposes hereof, “Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act ) Act of 2001, P.L. 107-56.

(n)  The Stock Security Agreement grants to the Lender a security interest in all of the Borrower’s capital stock in the Operating Subsidiary as security for the Loan, and the Borrower has delivered to the Lender an irrevocable stock power executed in blank with respect to such shares of stock, together with the original certificates representing such shares of stock.

The foregoing representations and warranties shall be deemed remade and redated, and shall be true and correct in all respects as of each date on which any Loan Proceeds shall be requested by the Borrower and as of the date any such Loan Proceeds shall be disbursed to the Borrower pursuant to this Agreement.

8.  Affirmative Covenants. So long as any Obligations remain unpaid and outstanding or this Agreement remains in effect, the Borrower covenants and agrees as follows:

(a)  Compliance with Banking Regulations.  At all times be in compliance with and cause the Operating Subsidiary to be in compliance with all banking and bank holding company laws, rules and regulations applicable to Borrower or the Operating Subsidiary;

(b)  Maintenance of Existence/Compliance with Laws.  To preserve, and cause the Operating Subsidiary to preserve, its existence and franchises and at all times comply in all material respects, with all present and future Laws applicable to it in the operation of its business, including, without limitation, the Americans with Disabilities Act, laws and regulations of state and federal authorities applicable to banks and bank holding companies, and all material agreements to which it is subject;

(c)  Performance of Obligations.  To pay and perform all of the Obligations according to their terms and comply with all terms, covenants and conditions of the Loan Documents;

(d)  Further Assurances.  Upon request of the Lender, to furnish (and to cause the Operating Subsidiary to furnish) further assurance of title, execute any written agreement and do all other acts necessary to effectuate the purposes and provisions of this Agreement and the other Loan Documents;

(e)  Financial Statements/Information.  To provide to the Lender, the following financial information, certificates and statements, in form and content reasonably acceptable to the Lender and certified as true, correct and complete by the Borrower’s Chief Financial Officer or another duly authorized executive officer of the Borrower:

(i)  on or before the ninetieth (90) day following the close of each fiscal year of the Borrower, (A) annual consolidated financial statements of the Borrower and the Operating Subsidiary that have been audited by a nationally recognized independent certified public accountant, which shall be accompanied by consolidating schedules and management letters (if issued), (B) a true, correct and complete copy of the Borrower’s 10-Q financial statements, reporting the Borrower’s and the Operating Subsidiary’s current financial position and the results of their operations for the quarter then ended and year-to-date, and (C) a Quarterly Covenant Compliance Certificate for the immediately preceding calendar quarter in the form attached as Exhibit 2 hereto;

(ii)  on or before the forty-fifth (45th) day following the close of each of the first three (3) calendar quarters of each fiscal year of the Borrower, (A) a true, correct and complete copy of the Borrower’s 10-Q financial statements, reporting the Borrower’s and the Operating Subsidiary’s current financial position and the results of their operations for the quarter then ended and year-to-date, and (B) a Quarterly Covenant Compliance Certificate in the form attached as Exhibit 2 hereto;

(iii)  within ten (10) days of filing with the Federal Reserve Board or other appropriate federal regulatory agency, a copy of the Borrower’s Quarterly Consolidated Report of Condition and Income (each, a “Call Report”) and a copy of the Borrower’s F.R. Y-9 Parent Only financial statements;

(iv)  within thirty (30) days of filing, annual tax returns of the Borrower and the Operating Subsidiary; and

(v)  within twenty (20) days of the Lender’s request, (A) all documentation and other information that the Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and (B) such other information and/or reports relating to each Borrower’s business, operations, properties or prospects as the Administrative Agent or Lenders may from time to time reasonably request.

(f)  Notification of Defaults.  To give the Lender prompt written notice (but in no event later than ten (10) days after the Borrower’s discovery thereof) upon the occurrence of:

(i)  any default by the Borrower under this Loan Agreement, the Note or any other Loan Document;

(ii)  any fact, event, act or condition which would make any of the representations and warranties set forth in this Agreement or any other Loan Document inaccurate or misleading in any material respect;

(iii)  any pending litigation or litigation threatened in writing which, if determined adversely, could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise) of the Borrower and/or the Operating Subsidiary, or upon any of their respective properties;

(iv)  any claims, disputes, judgments or violations of law which could reasonably be expected to have a material adverse effect on the condition (financial or otherwise) of the Borrower and/or the Operating Subsidiary, or any of their respective properties or the Loan, or any default by the Borrower and/or the Operating Subsidiary of any material agreement to which the Borrower and/or the Operating Subsidiary is a party; and

(v)  any other facts or circumstances which might have a material affect adverse effect on the Borrower and/or the Operating Subsidiary, or any of their respective properties or the Loan;

(g)  Payment of Taxes.  To pay and cause to be paid when due all taxes, assessments and similar levies, including income taxes imposed on the Borrower and/or the Operating Subsidiary (except such taxes, levies and assessments which are being contested in good faith and by appropriate proceedings).  If any documentation or excise tax shall become applicable with respect to this Agreement, the Note, the Loan or any credit extended hereunder, or any security agreement or other document executed in connection with the Loan, the Borrower shall promptly pay the tax in full (including interest and penalties, if any), and shall hold the Lender harmless with respect thereto;

(h)  Maintenance of Records; Review by the Lender.  Maintain, and cause the Operating Subsidiary to maintain, at all times proper books of record and account in accordance with generally accepted accounting principles, consistently applied, and when requested (i) upon reasonable prior notice, make available for inspection by duly authorized representatives of the Lender any of its and/or the Operating Subsidiary’s books and records; and (ii) furnish the Lender any information regarding its and/or the Operating Subsidiary’s business affairs and financial condition upon written request of the Lender;

(i)  Fee and Expenses.  To pay all of the Lender’s reasonable costs and disbursements (including reasonable fees and expenses of the Lender’s counsel) incurred in preparing for, closing, administering, enforcing or collecting the Loan.  If these costs and disbursements are not paid by the Borrower at or before closing, the Borrower agrees to pay them promptly upon receipt of an invoice from the Lender.  The Borrower shall, upon request, promptly reimburse the Lender for all costs, including reasonable attorneys’ fees, incurred by the Lender to satisfy any obligation of the Borrower or any other obligor under this Agreement or any other Loan Document, or to protect any property of the Borrower or any other obligor, or to collect the Obligations, or to administer the Loan, or to enforce the Lender’s rights under this Agreement or any other Loan Document (whether suit be brought or not), together with interest at the Default Rate (as defined in the Note);

(j)  Deposit Accounts.  To maintain at all times with the Lender a deposit account or deposit accounts into which all Loan Proceeds shall be disbursed; it being understood and agreed that the Borrower hereby authorizes the Lender, on any business day, to transfer funds from any account of the Borrower to pay down the Obligations and to make Loans available to the Borrower to cover shortages or overdrafts in such accounts of the Borrower.  All such transfers are subject to the availability of Loan Proceeds (with respect to advances) and the availability of funds in such account of the Borrower (with respect to paydowns).  The Lender may, in its discretion, make such transfers, but shall have no liability for its failure to do so;

(k)  Payment of Other Obligations.  To pay when due all indebtedness due third persons;

(l)  Maintenance of Collateral.  To maintain the collateral and the liens thereon granted to the Lender under the Loan Documents and its tangible property, both real and personal (including the Property), in good order and repair (subject to ordinary wear and tear); and

(m)  Insurance.  To maintain and to cause the Operating Subsidiary to maintain in effect insurance on the their respective assets and business, including, without limitation, public liability insurance, workmen’s compensation insurance and business interruption insurance, with responsible insurance companies, in such amounts and against such risks as are customary for similar businesses, required by governmental authorities, if any, having jurisdiction over all or part of its operations, or otherwise reasonably required by the Lender, and will furnish to the Lender certificates evidencing such continuing insurance.

9.  Negative Covenants.  So long as any Obligations remain unpaid and outstanding or this Agreement remains in effect, the Borrower covenants and agrees not to (and to cause the Operating Subsidiary not to):

(a)  Indebtedness.  Incur, suffer or permit to exist any direct, indirect or contingent indebtedness secured by the Collateral (other than to the Lender);

(b)  Change of Control.  Except with respect to any change in control event related to the Borrower’s largest shareholder (as of the closing date) acquiring convertible preferred stock, suffer or permit majority ownership or effective control (including the right to elect a majority of the board of directors/managers) of the Borrower or the Operating Subsidiary to be sold, assigned or otherwise transferred, legally or equitably, to any person or entity; or suffer or permit to occur a change in control (including any change in control under the Change in Bank Control Act of 1978, as amended, and any transaction or restructuring which requires approval under the Bank Holding Company Act of 1956, as amended) of the Operating Subsidiary or the Borrower; or suffer or permit the issuance of any additional shares of stock or rights, options or securities convertible into capital stock of the Operating Subsidiary;

(c)   Sale or Disposition of Assets.  Sell, assign, loan, deliver, lease, transfer or otherwise dispose of property or assets, except for asset dispositions of personal property, consummated in the ordinary course of the Borrower’s or the Operating Subsidiary’s business, as applicable, provided that the fair market value of any and all such asset dispositions does not exceed One Million and No/100 Dollars ($1,000,000.00), in the aggregate, during any twelve (12) month period;

(d)  Liens and Encumbrances.  Encumber or permit any lien to exist on the Collateral granted to the Lender under the Loan Documents or any part thereof (except liens in favor of the Lender);

(e)  Margin Stocks.  Use all or any part of the Loan proceeds to purchase or carry, or to reduce or retire any loan incurred to purchase or carry, any margin stocks (within the meaning of Regulations U, T and X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stocks;

(f)  Affect the Rights of the Lender.  Do or perform any act or permit any act to be performed which would or reasonably could adversely affect: (i) the interests or rights of the Lender under this Agreement or any other Loan Document; or (ii) the value of the Collateral;

(g)  Judgments.  Suffer, cause or permit to be entered any judgment in excess of Two Hundred Thousand and No/100 Dollars ($200,000.00) against the Borrower or the Operating Subsidiary or any attachment against any property of the Borrower and/or the Operating Subsidiary (for an amount not fully covered by insurance) to remain unpaid, undischarged or undismissed for a period of ten (10) days, unless enforcement thereof shall be effectively stayed or bonded to the reasonable satisfaction of the Lender;

(h)  Subsidiaries.  Except for the Operating Subsidiary and Eagle Commercial Ventures, own stock in any corporation or banking association; or except for shares of same held by the Operating Subsidiary, own stock in the Federal Reserve Bank, stock in the Federal Home Loan Bank Board or any other stock, other than equity interests in type and amount deemed acceptable to the regulatory authorities;

(i)  Mergers; Dissolutions; Acquisitions of Assets.  Except with respect to the merger of Fidelity & Trust Bank with and into the Operating Subsidiary, with the Operating Subsidiary as the surviving corporation, without the prior written consent of the Lender, enter into, or permit the Operating Subsidiary to enter into, any transaction of merger or consolidation, or any reorganization, reclassification of stock, readjustment or change in capital structure; or acquire, or permit the Operating Subsidiary to acquire, all of the stock, property or assets of any other person, corporation, company or entity;

(j)  Capital Expenditures.  Make or become committed to make, or permit the Operating Subsidiary to make or become committed to make, directly or indirectly, during any twelve (12) month period,  capital expenditures which for the Borrower and the Operating Subsidiary would exceed amounts deemed acceptable to applicable regulatory authorities;

(k)  Principal Offices.   Cause or permit the Borrower or the Operating Subsidiary to relocate its principal office, principal banking office, principal registered office or approved charter location without thirty (30) days prior written notice to the Lender or if such relocation could reasonably be considered a change in markets from that which the Borrower and the Operating Subsidiary currently conduct business;

(l)  Financial Covenants.  Suffer or permit the Borrower and/or the Operating Subsidiary to be in non-compliance with any of the following financial covenants (all as determined in accordance with generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions set forth herein below)):

(i)  Allowance for loan and lease losses shall not be less than fifty-five percent (55%) of the total amount of Non-Performing Assets, determined as of each fiscal quarter end, with “Non-Performing Assets” for the Borrower and the Operating Subsidiary, on a consolidated basis, defined as the sum of: (A) all loans classified as past due ninety (90) days or more and still accruing interest; (B) all loans classified as ‘non-accrual’ and no longer accruing interest; (C) all loans classified as ‘restructured loans and leases’; and (D) all other ‘non-performing assets’, including those classified as ‘other real estate owned’ and ‘repossessed property’, as reported in the Borrower’s then most recent Call Report;

(ii)  Non-Performing Assets shall not be greater than eighteen percent (18%) of Primary Equity Capital, for the Borrower and the Operating Subsidiary on a consolidated basis, determined as of each fiscal quarter end, with “Non-Performing Assets” as defined above, and with “Primary Equity Capital” defined as the aggregate of allowance for loan and lease losses, as reported in the Borrower’s then most recent Call Report, plus the amount of the Borrower’s equity capital, as reported in the Borrower’s most recent financial statements prepared in accordance with generally-accepted accounting principles;

(iii)  Net Income to Average Total Assets for the Borrower and the Operating Subsidiary on a consolidated basis shall not be less than one-half percent (.50%), determined as of each fiscal quarter end on a rolling-four-quarters basis, with “Net Income” defined as total income less extraordinary and non-recurring items, and “Average Total Assets” as reported in the Borrower’s then most recent Call Report;

(iv)  The ratio of Investment in Bank Subsidiaries to Consolidated Equity less goodwill for the Borrower and the Operating Subsidiary on a consolidated basis shall not be greater than one hundred twenty-five percent (125%), determined as of each fiscal quarter end, with “Investment in Bank Subsidiaries” and “Consolidated Equity” as reported in the Borrower’s then most recent F.R. Y-9 Parent Only financial statements prepared in its capacity as a Bank Holding Company;

(v)  The Operating Subsidiary shall maintain its categorization as Well Capitalized, as defined by regulatory agencies having jurisdiction, which, pursuant to Section 38 of the Federal Deposit Insurance Act (created by Section 131 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA) of 1991) (entitled “Prompt Corrective Action”) (herein, “Section 38”), considers an institution “Well Capitalized”, among other things, if its Total Risk-Based Capital Ratio equals or exceeds 10%, its Tier 1 Risk-Based Capital equals or exceeds 6% and its Leverage equals or exceeds 5%.  As used herein, “Total Risk-Based Capital Ratio”, “Tier 1 Risk-Based Capital” and “Leverage” shall be defined as calculated in conformity with Section 38 and determined as of each fiscal quarter end; and

(vi)  The Borrower shall maintain its categorization as Adequately Capitalized, as defined by regulatory agencies having jurisdiction, which, pursuant to Section 38, considers an institution “Adequately Capitalized”, among other things, if its Total Risk-Based Capital Ratio equals or exceeds 8%, its Tier 1 Risk-Based Capital equals or exceeds 4% and its Leverage equals or exceeds 3%.  As used herein, “Total Risk-Based Capital Ratio”, “Tier 1 Risk-Based Capital” and “Leverage” shall be defined as calculated in conformity with Section 38 and determined as of each fiscal quarter end.

10.  Default / Rights and Remedies.

(a)  Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement:

(i)  If the Borrower shall fail to pay within ten (10) days of the date when due any principal, interest or other sum owing pursuant to the Note, the Loan Documents, in connection with the Loan or otherwise owing to the Lender; or

(ii)  if the Borrower shall fail to comply with, observe or perform any affirmative covenant set forth herein or in any of the other Loan Document (to the extent not otherwise covered by this Section 10(a)) as and when such performance shall become due, and such failure to comply or perform continues unremedied for a period of thirty (30) days after written notice thereof from the Lender to the Borrower; or

(iii)  if the Borrower shall fail to comply with or observe any negative covenant (including, without limitation, any financial covenant) set forth herein or in any of the other Loan Document (it being expressly understood and agreed that no notice and/or cure period shall apply to any breach or failure to observe or comply with any negative covenant (including, without limitation, any financial covenant) set forth in this Agreement or any other Loan Document); or

(iv)  if any warranty or representation of the Borrower or any other obligor under this Agreement, the Note or any of the other Loan Documents shall (a) if qualified by materiality, be untrue or incorrect in any respect when made, or (b) if not qualified by materiality, be untrue or incorrect in any material respect when made; or

(v)  if there shall occur any default or event of default under any other Loan Document (including, without limitation, the Note or the Stock Security Agreement) or under any other document, instrument or agreement executed, issued and/or delivered in connection with a Loan Document (which continues unremedied beyond any applicable notice and/or cure period); or

(vi)  if a trustee or receiver is appointed for the Borrower, the Operating Subsidiary or any other obligor under this Agreement, the Note or any of the other Loan Documents or for all or a substantial part of their respective assets; or

(vii)  if by order of a court of competent jurisdiction, a receiver, liquidator or trustee of the Borrower, the Operating Subsidiary or any other obligor under this Agreement, the Note or any of the other Loan Documents or any of their respective properties is appointed or any of the property of the Borrower, the Operating Subsidiary or any other obligor under this Agreement, the Note or any of the other Loan Documents is sequestered; or if the Borrower, the Operating Subsidiary or any other obligor under this Agreement, the Note or any of the other Loan Documents files a voluntary petition in bankruptcy under the Federal Bankruptcy Code or any applicable state or federal law; or if any involuntary petition in bankruptcy is filed against the Borrower, the Operating Subsidiary or any other obligor under this Agreement, the Note or any of the other Loan Documents under any such law, which petition shall not have been discharged within ninety (90) days after the filing thereof; or if the Borrower, the Operating Subsidiary or any other obligor under this Agreement, the Note or any of the other Loan Documents makes an assignment for the benefit of creditors; or if the Borrower, the Operating Subsidiary or any other obligor under this Agreement, the Note or any of the other Loan Documents fails at any time to pay its debts generally as they become due; or if the Borrower, the Operating Subsidiary or any other obligor under this Agreement, the Note or any of the other Loan Documents shall consent to the appointment of a receiver, trustee or liquidator for all or any part of its property; or if any deposit account or other property of the Borrower, the Operating Subsidiary or any other obligor under this Agreement, the Note or any of the other Loan Documents is levied upon or attached; or

(viii)  if any Supervisory Action shall be issued or initiated by any bank regulatory authority, which, for purposes hereof, shall mean and include the issuance by any bank regulatory authority of a letter agreement or memorandum of understanding (regardless of whether consented or agreed to by the party to whom it is addressed, or the issuance by or at the behest of any bank regulatory authority of a cease and desist order, injunction, directive, restraining order, notice of charges or civil money penalties against the Borrower, the Operating Subsidiary or any officer or director of either of them, whether temporary or permanent; or

(ix)  if a material adverse change shall occur in the business, assets, properties, condition (financial or otherwise) or operations of the Borrower or the Operating Subsidiary, as determined by the Lender in its sole discretion.

(b)  Remedies.  From and after the occurrence of any Event of Default under Section 10(a)(vii), the entire principal balance of the Note and all interest and other sums due thereunder shall automatically and immediately (without any further action necessary) become due and payable in full.  From and after the occurrence of any other Event of Default, (i) the entire principal balance of the Note and all interest due thereon, together with all fees, costs and expenses relating thereto and all other sums payable in connection therewith shall be and become, at the option of the Lender, immediately due and payable in full, (ii) the Lender shall be entitled to offset against the Obligations, without notice, any and all credits, stocks, bonds, or other securities or property of any nature whatsoever held by or in the possession of the Lender and to the credit of or for the account of the Borrower; and/or (iii) the Lender shall be entitled to proceed to exercise and enforce such other and additional rights and remedies as the Lender may have hereunder, under any other Loan Documents, under any other agreements with the Borrower, any Guarantor and/or any other obligor, or as may be provided by law.

(c)  Without limiting any other term or provision set forth in this Agreement, the Lender’s reasonable attorney’s fees and the legal and other reasonable expenses of the Lender incurred in connection with the enforcement of this Agreement and/or any other Loan Documents shall be chargeable to the Borrower, whether suit be brought or not.

(d)  If the Borrower or any other obligor under this Agreement, the Note or any of the other Loan Documents shall default in the performance of any of their respective obligations under this Agreement, the Note or any of the other Loan Documents, the Lender may perform the same for the account of the Borrower, such Guarantor or such other obligor, and any monies expended in so doing shall be chargeable with interest at the Default Rate and added to the indebtedness secured hereby.

(e)  If in connection with any exercise by the Lender of any power, right, provision or remedy pursuant to this Agreement, any consent, approval, registration, qualification or authorization of any governmental authority is required, the Borrower will, or will cause the necessary persons to, execute and deliver all applications, certificates, instruments and other documents and papers that the Lender may be required to obtain for such governmental consent, approval, registration, qualification or authorization.

11.  Miscellaneous.

(a)  Notices.  Any notice or other communication in connection with this Agreement shall be in writing and delivered (i) personally, (ii) by overnight courier or (iii) by certified or registered mail, postage prepaid, return receipt requested, and shall be deemed to have been given (A) on the date delivered, if delivered personally, (B) on the next business day if sent by overnight courier or (C) three (3) days after the date deposited in the mail, postage prepaid.  Any such notice or communication shall be addressed to a party hereto as provided below (or at such other address as such party shall specify in writing to the other parties hereto in accordance with the provisions hereof):

If to the Borrower:	Eagle Bancorp, Inc.
7815 Woodmont Avenue
Bethesda, Maryland 20814
ATTN: Michael T. Flynn, Exec. V.P.

with a copy to:	Buchanan Ingersoll & Rooney PC
1700 K Street, N.W., Suite 300
Washington, D.C. 20006-3807
ATTN: Ronald D. Abramson, Esquire

If to the Lender:	United Bank
2071 Chain Bridge Road
Vienna, Virginia 22182
ATTN: Mr. Allen Schirmer

with a copy to:	Dickstein Shapiro LLP
1825 Eye Street, N.W.
Washington, DC 20006-5403
ATTN: Matthew S. Bergman, Esquire

(b)  Term of Agreement.  This Agreement shall continue in full force and effect until such time as all Obligations shall have been paid and satisfied in full.   At such time, the Lender shall, upon request and at the expense of the Borrower, take all action necessary or appropriate to release the security interests granted to the Lender pursuant to this Agreement or any other Loan Document.

(c)  Governing Law.  This Agreement shall be governed in all respects by the laws of the Commonwealth of the Commonwealth of Virginia.

(d)  Additional Security.  Without affecting the liability of any person (other than any person released pursuant thereto) for payment of the Obligations, and without affecting the lien hereof upon any property not released pursuant thereto, the Lender may, at any time and from time to time, without notice accept security of any kind.

(e)  Assignment.  The Lender may assign the interests granted to it hereunder, and if assigned, the assignee shall be entitled (to the same extent as the Lender) to performance of all of the Borrower’s obligations and agreements hereunder, and the assignee shall also be entitled (to the same extent as the Lender) to all of the rights and remedies of the Lender hereunder.  Without limiting any defenses the Borrower may have against United Bank with respect to acts and events occurring prior to any such assignment, which defenses the Borrower shall retain, it is acknowledged and agreed that the Borrower will not assert any claim or defense against any such assignee of United Bank which the Borrower may now or hereafter have against United Bank.

(f)  Waiver.  The Borrower waives any right it may have under the laws of the Commonwealth of Virginia (or under the constitution or laws of any other state, district or territory), under the Constitution or laws of the United States of America and/or under any other applicable laws, ordinances, treaties or regulations, to notice or a judicial hearing prior to the exercise by the Lender of any right or remedy provided by this Agreement, and the Borrower also waives its rights, if any, to set aside or invalidate any sale duly consummated in accordance with the provisions of this Agreement on the grounds (if such be the case) that the sale was consummated without a prior judicial hearing.  The Borrower’s waivers under this paragraph have been made voluntarily, intelligently and knowingly, and after the Borrower has been apprised and counseled by its attorneys as to the nature thereof and to the Borrower’s possible alternative rights.

(g)  Amendment/Modification.  This Agreement may not be changed orally, but may be changed only by an agreement in writing signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

(h)  Service of Process.  The Borrower hereby consents to process being served in any suit, action or proceeding instituted in connection with this Agreement by the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested to the Borrower at the address set forth hereinabove, or at such other address as the Borrower may furnish in writing to the Lender.  The Borrower irrevocably agrees that such service shall be deemed in every respect effective service of process upon the Borrower in any such suit, action or proceeding, and shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon the Borrower.  Nothing in this Section shall affect the right of the Lender to serve process in any manner otherwise permitted by law, and nothing in this Section will limit the right of the Lender to bring proceedings against the Borrower in the courts of any jurisdiction or jurisdictions.

(i)  Inconsistency. In the event of any inconsistency between the terms of the Commitment Letter and the terms of this Agreement, the Note or any of the other Loan Documents, the terms of this Agreement, the Note and/or the other Loan Documents (as applicable) will prevail.

(j)  Waiver.  No waiver of any default or breach by the Borrower under this Agreement shall be implied from any delay or omission by the Lender to take action on account of such default, and no express waiver shall affect any default other than the default specified in the waiver, and it shall be operative only for the time and to the extent stated.  Waivers of any covenant, term or condition in this Agreement shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition or a breach of any other covenant, term or condition.

(k)  No Third Party Beneficiary.  This Agreement is made and entered into for the sole protection and benefit of the Lender and the Borrower, their successors and assigns, and no other person or persons shall have any right to action under this Agreement or rights to Loan Proceeds at any time.

(l)  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.  The Borrower shall have no right to assign any interest it may have in the Loan, this Agreement or any other Loan Document.

(m)  Partial Invalidity.  Invalidation of any one or more of the provisions of this Agreement shall in no way affect any of the other provisions of this Agreement which shall remain in full force and effect.

(n)  Paragraph Headings.  Paragraph headings relating to the contents of a particular paragraph have been inserted for convenience of reference only and shall not be construed as part of the particular paragraph to which they refer.

(o)  Waiver of Jury Trial.  The Borrower hereby (a) covenants and agrees not to elect a trial by jury of any issue triable by a jury, and (b) waives any right to trial by jury fully to the extent that any such right shall now or hereafter exist.  This waiver of right to trial by jury is given by the Borrower, knowingly and voluntarily, and this waiver is intended to encompass individually each instance and each issue as to which the right to a jury trial would otherwise accrue.  The Lender is hereby authorized and requested to submit this Agreement to any court having jurisdiction over the subject matter and the parties hereto, so as to serve as conclusive evidence of the Borrower’s herein contained waiver of the right to jury trial.  Further, the Borrower hereby certifies that no representative or agent of the Lender (including the Lender’s counsel) has represented, expressly or otherwise, to the undersigned that the Lender will not seek to enforce this provision waiving the right to a trial by jury.

(p)  The Patriot Act.  The Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act.

(q)  Indemnity.  The Borrower releases and shall indemnify, defend and hold harmless the Lender and its officers, employees and agents, of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including, without limitation, reasonable legal fees) resulting from (i) acts or conduct of the Borrower under, pursuant or related to this Agreement and the other Loan Documents, in breach or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents, (ii) the Borrower’s failure to comply with any or all laws, statutes, ordinances, governmental rules, regulations or standards, whether federal, state or local, or court or administrative orders or decrees, (including, without limitation, environmental laws, etc.), and (iii) any claim by any other creditor of the Borrower against the Lender arising out of any transaction, whether hereunder or in any way related to the Loan Documents and all costs, expenses, fines, penalties or other damages resulting therefrom.  Promptly after receipt by an indemnified party of notice of the commencement of any action by a third party, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof.  The failure to so notify the indemnifying party shall relieve the indemnifying party from any liability which it may have to any indemnified party under such subsection only if the indemnifying party is unable to defend such actions as a result of such failure to so notify.  In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnified party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.

(r)  Taxes.  All payments by the Borrower of principal of and interest on the Loan, and all other amounts payable hereunder and under the other Loan Documents, shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Lender’s net income or receipts (such non-excluded items being called “Taxes”).  Moreover, if any Taxes are directly asserted against the Lender with respect to any payment received by the Lender hereunder, the Lender may pay such Taxes and the Borrower will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Lender after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Lender would have received had not such Taxes been asserted.  If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental Taxes, interest or penalties that may become payable by the Lender as a result of any such failure.

(s)  Counterparts.  This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same document.  Each party hereto agrees to be bound by its facsimile or pdf signature.

12.  CONFESSION OF JUDGMENT.  UPON THE OCCURRENCE OF AN EVENT OF DEFAULT UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, AND FOLLOWING THE EXPIRATION OF ANY APPLICABLE NOTICE AND CURE PERIOD, THE BORROWER HEREBY AUTHORIZES GEORGE PITTS, ESQ., CHARLES V. MEHLER, III, OR ANY OTHER ATTORNEY WITH THE LAW FIRM OF DICKSTEIN SHAPIRO LLP ADMITTED TO PRACTICE IN THE COMMONWEALTH OF VIRGINIA TO APPEAR ON BEHALF OF THE BORROWER IN THE CLERKS OFFICE OF FAIRFAX COUNTY, VIRGINIA OR IN ANY OTHER COURT IN ONE OR MORE PROCEEDINGS, OR BEFORE ANY OTHER CLERK THEREOF OR PROTHONOTARY OR OTHER COURT OFFICIAL, AND TO CONFESS JUDGMENT AGAINST THE BORROWER IN FAVOR OF LENDER IN THE FULL AMOUNT DUE UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (INCLUDING PRINCIPAL, ACCRUED INTEREST AND ANY AND ALL CHARGES, FEES AND COSTS) PLUS ATTORNEYS’ FEES EQUAL TO FIFTEEN PERCENT (15%) OF THE AMOUNT DUE, PLUS COURT COSTS, ALL WITHOUT PRIOR NOTICE OR OPPORTUNITY OF THE BORROWER FOR PRIOR HEARING.  ADDITIONALLY, THE BORROWER HEREBY AGREES AND CONSENTS THAT VENUE AND JURISDICTION SHALL BE PROPER IN ANY STATE OR FEDERAL COURT LOCATED IN FAIRFAX COUNTY, VIRGINIA.  THE BORROWER WAIVES THE BENEFIT OF ANY AND EVERY STATUTE, ORDINANCE, OR RULE OF COURT WHICH MAY BE LAWFULLY WAIVED CONFERRING UPON THE BORROWER ANY RIGHT OR PRIVILEGE OF EXEMPTION, HOMESTEAD RIGHTS, STAY OF EXECUTION, OR SUPPLEMENTARY PROCEEDINGS, OR OTHER

RELIEF FROM THE ENFORCEMENT OR IMMEDIATE ENFORCEMENT OF A JUDGMENT OR RELATED PROCEEDINGS ON A JUDGMENT.  THE AUTHORITY AND POWER TO APPEAR FOR AND ENTER JUDGMENT AGAINST THE BORROWER SHALL NOT BE EXHAUSTED BY ONE OR MORE EXERCISES THEREOF, OR BY ANY IMPERFECT EXERCISE THEREOF, AND SHALL NOT BE EXTINGUISHED BY ANY JUDGMENT ENTERED PURSUANT THERETO; SUCH AUTHORITY AND POWER MAY BE EXERCISED ON ONE OR MORE OCCASIONS FROM TIME TO TIME, IN THE SAME OR DIFFERENT JURISDICTIONS, AS OFTEN AS LENDER SHALL DEEM NECESSARY, CONVENIENT, OR PROPER.  NOTWITHSTANDING THE FOREGOING, THE LENDER ACKNOWLEDGES THAT ATTORNEYS’ FEES ARE STATED TO BE FIFTEEN PERCENT (15%) SOLELY FOR THE PURPOSE OF FIXING A SUM CERTAIN FOR WHICH JUDGMENT CAN BE ENTERED BY CONFESSION, AND THE LENDER AGREES THAT IN ENFORCING ANY SUCH JUDGMENT BY CONFESSION, THE LENDER SHALL NOT COLLECT, SOLELY WITH RESPECT TO ATTORNEYS’ FEES INCURRED BY LENDER IN CONNECTION WITH SUCH INDEBTEDNESS, ANY AMOUNTS IN EXCESS OF THE ACTUAL AMOUNT OF ATTORNEYS’ FEES AND EXPENSES REASONABLY CHARGED OR BILLED TO THE LENDER.

[The Remainder of This Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Borrower has executed this Agreement under seal as of the date and year first above written.

WITNESS:	BORROWER:
EAGLE BANCORP, INC., a Maryland corporation

	By:	(SEAL)
Name:
Title:

LENDER:
UNITED BANK, a Virginia banking corporation

By:
Name:
Title: